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                                                                                                  EXHIBIT 11

                UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
     Computations of Earnings Per Share and Fully Diluted Earnings Per Share
   Assuming All Outstanding Dilutive Convertible Securities Had Been Converted

                   For the Five Years Ended December 31, 1994
                 (Millions of Dollars, except per share amounts)

                                        1994 (1)       1993 (2)       1992 (2)       1991 (2)       1990 (2)
Earnings (loss) applicable to         $     563      $     444      $    (329)     $  (1,083)     $     715
Common Stock

ESOP Convertible Preferred Stock             17              -              -              -              -
adjustment

Primary net earnings (loss) for       $     580      $     444      $    (329)     $  (1,083)     $     715
period


Earnings (loss) applicable to         $     563      $     444      $    (329)     $  (1,083)     $     715
Common Stock

ESOP Convertible Preferred Stock             17             16             16             23             22
adjustment

Fully diluted net earnings (loss)     $     580      $     460      $    (313)     $  (1,060)     $     737
for period

Average number of common shares and
common stock equivalents
outstanding during period (thirteen     131,793        125,997        123,238        121,537        120,845
month-end average) (thousands)

Fully diluted average number of
common shares outstanding, assuming
all outstanding convertible
securities had been converted on        131,905        139,614        137,157        136,012        133,192
the dates of issue (thousands)

Primary earnings (loss) per common    $    4.40      $    3.53      $   (2.67)     $   (8.91)     $    5.91
share

Fully diluted earnings (loss) per     $    4.40      $    3.30      $   (2.67)     $   (8.91)     $    5.53
common share


(1) In 1994, the Corporation adopted AICPA Statement of Position (SOP) 93-6, "Employers' Accounting for
    Employee Stock Ownership Plans."  The Corporation conformed its calculations of earnings per common share to the requirements of this SOP.  See Note 2 of the Corporation's 1994 Annual Report to Shareowners
    concerning the adoption of SOP 93-6.

(2) During 1990 - 1993, each share of the ESOP Preferred Stock is convertible into one share of Common Stock.
    A reduction in earnings applicable to Common Stock is required in the calculation of fully diluted earnings per share representing the Corporation's additional contribution to the ESOP to enable it to meet its debt repayment responsibilities were the preferred dividends not available for this purpose.  The adjustment also reflects the adding back of the ESOP Preferred Stock dividend.
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